EXHIBIT 99.7

      Contact     Jeffery M. Jonas, MD                Thomas Redington
                  Chief Executive Officer             203/222-7399
                  816/960-1333                        212/926-1733


            Clinical Investigator Reports On Positive Immune Response To O-Vax(TM) In Stage 3 Ovarian Cancer Patients

                      Six Of Seven Treated Patients Respond

      NEW ORLEANS, LA MAR. 31 - AVAX Technologies, Inc. (Nasdaq: AVXT) announced that the immunological results of its experimental vaccine of haptenized autologous ovarian cancer cells, O-Vax(TM), were presented this week by David Berd, MD, professor of medicine at Thomas Jefferson University's (TJU) Kimmel Cancer Center, at the 1998 Annual Meting of the American Association for Cancer Research in New Orleans, LA.

      Dr. Berd is the inventor of the company's in-licensed autologous cell vaccine technology ("AC Vaccine") and the chairman of the Scientific Advisory Board of AVAX Technologies, Inc.

      Dr. Berd's presentation reported on the results to date of the ongoing Phase I/II clinical trial for O-Vax which is being conducted at TJU. The paper discussed a treatment for Stage 3 ovarian cancer patients.

      After surgical debulking and six cycles of standard chemotherapy (taxol plus either cisplatin or carboplatin), these patients received six weekly doses of O-Vax. The patients were tested for delayed-type hypersensitivity (DTH), a measure of the activity of T lymphocytes, both before treatment and again 2 1/2 weeks after the last vaccine dose.

      The study showed that six of the seven vaccinated patients developed an immune response to their own ovarian cancer cells, as measured by DTH.

      The study also measured the patients' immune response to their own haptenized ovarian cancer calls. All developed a strong, positive immune response, as measured by DTH.

      AVAX initiated trials for O-Vax following earlier results obtained from patients with Stage 3 melanoma who had been treated with M-Vax(TM), the company's initial AC Vaccine for the treatment of melanoma. As previously reported, M-Vax is believed by AVAX to be the first therapeutic cancer vaccine to show a substantial increase in the survival rate for patients with Stage 3 melanoma. The results of the M-Vax trials to date have also shown that a positive DTH to unmodified tumor cells was predictive of overall survival of patients with Stage 3 melanoma.

      Jeffrey M. Jonas, MD, president and chief executive officer of AVAX, said, "The results from this recent study of ovarian cancer patients show that the DTH response was at least as great as that observed earlier in our melanoma trials. We believe that these results provide a strong rationale for a larger clinical efficacy trial which is already in an advanced stage of preparation."

      AVAX Technologies, Inc., is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

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      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the US Securities and Exchange Commission (SEC), including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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